Exhibit 99.1

Merrill Lynch & Co., Inc.

Reconciliation of Non-GAAP Measures

Merrill Lynch adopted Statement of Financial Accounting Standards No. 123 (as revised in 2004) for stock-based employee compensation during the first quarter of 2006. Additionally, as a result of a comprehensive review of the retirement provisions in its stock-based compensation plans, Merrill Lynch also modified the retirement eligibility requirements of existing stock awards in order to facilitate transition to more stringent retirement eligibility requirements for future stock awards. These modifications and the adoption of the new accounting standard required Merrill Lynch to accelerate the recognition of compensation expenses for affected stock awards, resulting in the “one-time compensation expenses.” These changes represent timing differences and are not economic in substance. Management believes that while the results excluding the one-time expenses are considered non-GAAP measures, they depict the operating performance of the company more clearly and enable more appropriate period-to-period comparisons.

Unaudited Earnings Summary

(In millions, except per share amounts)
	For the Six Months Ended June 30, 2006
	Excluding One-time	Impact of One-time
	Compensation	Compensation
	Expenses(1)	Expenses(1)	GAAP Basis

Net Revenues(a)	$16,145	$-	$16,145

Non-Interest Expenses
Compensation and benefits(b)	7,971	1,759	9,730
Non-compensation expenses	3,473	-	3,473

Total Non-Interest Expenses	11,444	1,759	13,203

Earnings Before Income Taxes(c)	4,701	(1,759)	2,942
Income Tax Expense(d)	1,416	(582)	834

Net Earnings	$3,285	$(1,177)	$2,108

Preferred Stock Dividends	$88	$-	$88

Net Earnings Applicable to Common Stockholders	$3,197	$(1,177)	$2,020

Earnings Per Common Share
Basic	$3.63	$(1.35)	$2.28
Diluted	$3.28	$(1.21)	$2.07
Average Shares Used in Computing Earnings Per Common Share
Basic	881.7	2.9	884.6
Diluted	974.4	2.8	977.2

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Financial Ratios (unaudited)

(dollars in millions)
	For the Six Months Ended
	June 30, 2006
	Excluding One-time
	Compensation Expenses(1)	GAAP Basis

Ratio of compensation and benefits to net revenues(b)/(a)	49.4%	60.3%
Effective Tax Rate(d)/(c)	30.1%	28.3%
Pre-tax Profit Margin(c)/(a)	29.1%	18.2%

Average Common Equity	$33,831	$33,831
Average impact of one-time compensation expenses	(145)	-
Average Common Equity	33,686	33,831
Annualized Return on Average Common Equity	19.0%	11.9%

(1)	For purposes of comparison with previously published results, data excluding the impact of the one-time compensation expenses for the first six months of 2006 assumes the impact of the one-time compensation expenses is limited to the first quarter of 2006.

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Exhibit 99.1

Merrill Lynch & Co., Inc.

Segment Data (unaudited)

(dollars in millions)

For the Six
Months Ended
June 30, 2006

Global Markets & Investment Banking
Global Markets
FICC	$3,749
Equity Markets	3,450

Total Global Markets net revenues	7,199
Investment Banking(1)
Origination:
Debt	829
Equity	552
Strategic Advisory Services	553

Total Investment Banking net revenues	1,934

Total net revenues(a)	9,133

Pre-tax earnings	1,681
Impact of one-time compensation expenses	1,369

Pre-tax earnings excluding one-time compensation expenses(b)	3,050
Pre-tax profit margin	18.4%
Pre-tax profit margin excluding one-time compensation expenses(b)/(a)	33.4%

Global Wealth Management
Global Private Client
Fee-based revenues	$2,815
Transactional and origination revenues	1,757
Net interest profit and related hedges(2)	1,060
Other revenues	133

Total Global Private Client net revenues	5,765

Global Investment Management net revenues	243

Total net revenues(a)	6,008

Pre-tax earnings	1,090
Impact of one-time compensation expenses	281

Pre-tax earnings excluding one-time compensation expenses(b)	1,371
Pre-tax profit margin	18.1%
Pre-tax profit margin excluding one-time compensation expenses(b)/(a)	22.8%

Merrill Lynch Investment Managers
Total net revenues(a)	$1,200
Pre-tax earnings	353
Impact of one-time compensation expenses	109

Pre-tax earnings excluding one-time compensation expenses(b)	462
Pre-tax profit margin	29.4%
Pre-tax profit margin excluding one-time compensation expenses(b)/(a)	38.5%

Corporate
Total net revenues	$(196)
Pre-tax earnings	(182)

Total
Total net revenues(a)	$16,145
Pre-tax earnings	2,942
Impact of one-time compensation expenses	1,759

Pre-tax earnings excluding one-time compensation expenses(b)	4,701
Pre-tax profit margin	18.2%
Pre-tax profit margin excluding one-time compensation expenses(b)/(a)	29.1%

(1)	A portion of Origination revenue is recorded in the Global Wealth Management segment.
(2)	Includes interest component of non-qualifying derivatives which are included in Other Revenues.

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